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                                                                   Exhibit 10.17

New Employee                                                          No. 009612


                                Macromedia, Inc.
                      Non-Qualified Stock Option Agreement

     This Stock Option Agreement ("Agreement") is made and entered into as of the Date of Grant set forth below (the "Date of Grant") by and between Macromedia, Inc., a Delaware corporation (the "Company"), and the Optionee named below ("Optionee"). Capitalized terms not defined herein shall have the meanings ascribed to them in the Company's 1992 Equity Incentive Plan (the "Plan"), as amended through May 3, 2001.

Optionee:                     Dominic Gallello
Social Security Number:       ###-##-####
Total Option Shares:          400,000
Exercise Price Per Share:     $14.02
Date of Grant:                October 18, 2001
Vesting Start Date:           October 18, 2001
Expiration Date:              October 18, 2011
                              (unless terminated earlier pursuant to Section 3
                               below)

     1. Grant of Option. The Company hereby grants to Optionee an option (the "Option") to purchase the total number of shares of Common Stock at $0.001 par value, of the Company set forth above as Total Option Shares (the "Shares") at the Exercise Price Per Share set forth above (the "Exercise Price"), subject to all of the terms and conditions of this Agreement. This Option does not meet the incentive Stock Option requirements of Section 422(b) of the Internal Revenue Code and is intended to be a "nonqualified stock option".

     2. Vesting and Exercise Period.

        2.1 Vesting and Exercise Periods of Option. Provided Optionee continues to provide services to the Company or any Subsidiary, Parent or Affiliate of the Company throughout the specified period, the Option shall become exercisable as to 25% of the Total Option Shares on the date twelve months after the Vesting Start Date specified above and shall be exercisable as to an additional 2.0833% of the Total Option Shares at the end of each full succeeding month thereafter until this Option is exercisable with respect to 100% of the Shares.

        2.2 Expiration. The Option shall expire on the earlier of Expiration Date set forth above or the last day of the applicable post-termination exercise period set forth in Section 3.1 and 3.2 below and must be exercised, if at all, on or before such date.

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                                                                Macromedia, Inc.
                                            Non-Qualified Stock Option Agreement
                                                                          Page 2

     3. Termination. The following provisions shall govern the exercise of the Option in the event Optionee is Terminated.

         3.1 Termination for Any Reason Except Death or Disability. If Optionee is Terminated for any reason, except death or Disability, notwithstanding any other provision in this Agreement to the contrary, the Option, to the extent that it would have been exercisable on Optionee's Termination Date pursuant to
Section 2.1 of this Agreement, may be exercised by the Holder no later than ninety (90) days after the Termination Date, but in any event no later than the Expiration Date.

         3.2 Termination Because of Death or Disability. If Optionee is Terminated because of his of her death or Disability of Optionee , the Option, to the extent that it is exercisable on Optionee's Termination Date, may be exercised by the Holder no later than twelve (12) months after the Termination Date, but in any event no later than the Expiration Date.

         3.3 No Obligation to Employ. Nothing in this Agreement shall confer on Optionee any right to continue in the employ of, or other relationship with, the Company or any Parent, Subsidiary or Affiliate of the Company, or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate of the Company to terminate Optionee's employment or other relationship at any time, with or without cause.

     4.  Manner of Exercise.

         4.1 Stock Option Exercise Agreement. To exercise this Option, the Holder must deliver to the Company an executed stock option exercise agreement in the form attached hereto as Exhibit A, or in such other form as may be approved by the Company from time to time (the "Exercise Agreement"), which shall set forth, inter alia, Holder's election to exercise the Option, the number of Shares being purchased, any restrictions imposed on the Shares and any representations, warranties and agreements regarding Holder's investment intent and access to information as may be required by the Company to comply with applicable securities laws. If someone other than Optionee exercises the Option, then such person must submit documentation reasonably acceptable to the Company that such person has the right to exercise the Option.

         4.2 Limitations on Exercise. The Option may not be exercised unless such exercise is in compliance with all applicable federal and state securities laws, as they are in effect on the date of exercise. The Option may not be exercised as to fewer than 100 Shares unless it is exercised as to all Shares as to which the Option is then exercisable.

         4.3 Payment. The Exercise Agreement shall be accompanied by full payment of the Exercise Price for the Shares being purchased in cash (by check), or where permitted by law:

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                                                                Macromedia, Inc.
                                            Non-Qualified Stock Option Agreement
                                                                          Page 3

     (a) in case of exercise by the Optionee, by cancellation of indebtedness of the Company to the Optionee;

     (b) by surrender of shares of the Company's Common Stock that either: (1) have been owned by the Holder for more than six (6) months and have been paid for within the meaning of SEC Rule 144 and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares or (2) were obtained by the Holder in the open public market; and (3) are clear of all liens, claims, encumbrances or security interests;

     (c) in case of exercise by the Optionee, by waiver of compensation due or accrued to Optionee for services rendered;

     (d) provided that a public market for the Company's stock exists, (1) through a "same day sale" commitment from the Holder and a broker-dealer that is a member of the National Association of Securities Dealers (a "NASD Dealer") whereby the Holder irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the Exercise Price and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company, or (2) through a "margin" commitment from Optionee and a NASD Dealer whereby Optionee irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

     (e)  by any combination of the foregoing.

               4.4 Tax Withholding. Prior to the issuance of the Shares upon exercise of the Option, Optionee must pay or provide for any applicable federal or state withholding obligations of the Company. If the Committee permits, Optionee may provide for payment of withholding taxes upon exercise of the Option by requesting that the Company retain Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld. In such case, the Company shall issue the net number of Shares to the Holder by deducting the Shares retained from the Shares issuable upon exercise.

               4.5 Issuance of Shares. Upon the exercise of the Option in accordance with this Section 4, the Company shall issue the Shares registered in the name of the Holder and shall deliver certificates representing the Shares with the appropriate legends affixed thereto.

          6. Compliance with Laws and Regulations. The exercise of the Option and the issuance and transfer of Shares shall be subject to compliance by the Company and the Holder with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's Common Stock may be listed at the time of such

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                                                                Macromedia, Inc.
                                            Non-Qualified Stock Option Agreement
                                                                          Page 4

issuance or transfer. Optionee understands that the Company is under no obligation to register or qualify the Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

          7. Transferability of Option. The Option shall be exercisable: (a) during the Optionee's lifetime only by (i) Optionee, (ii) the Optionee's guardian or legal representative, (iii) a Family Member of the Optionee who has acquired the Option by Permitted Transfer; and (b) after Optionee's death, by the legal representative of the Optionee's heirs or legatees. For purposes of this Agreement "Holder" means one of the above persons to the extent such person has or controls an interest in the Option at the time in question.

          8. Tax Consequences. Set forth below is a brief summary as of the Date of Grant of some of the federal and California tax consequences of exercise of the Option and disposition of the Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES.

               8.1 Exercise of Non-qualified Stock Option. Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the fair market value of the Shares on the date of exercise over the Exercise Price. The Company will be required to withhold from Optionee's compensation or collect from Optionee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.

               8.2 Disposition of Shares. If the Shares are held for more than twelve (12) months after the date of the transfer of the Shares pursuant to the exercise of the Option, any gain realized on disposition of the Shares will be treated as long term capital gain for federal and California income tax purposes.

          9. Privileges of Stock Ownership. The Holder shall not have any of the rights of a stockholder with respect to any Shares until the Holder exercises the Option and pays the Exercise Price and is issued the Shares following such exercise.

          10. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Optionee or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company, the Optionee and the Holder an anyone else with an interest in the Option.

          11. Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

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                                                                Macromedia, Inc.
                                            Non-Qualified Stock Option Agreement
                                                                          Page 5

     12. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated above or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: personal delivery; three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); one (1) business day after deposit with any return receipt express courier (prepaid); or one (1) business day after transmission by facsimile.

     13. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Optionee and Optionee's heirs, executors, administrators, legal representatives, successors and assigns and the Holder and the Holder's heirs, executors, administrators, legal representatives, successors and assigns.

     14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, excluding that body of law pertaining to conflict of laws.

     15. Acceptance. Optionee hereby acknowledges receipt of a copy this Agreement. Optionee has read and understands the terms and provisions thereof, and accepts the Option subject to all the terms and conditions of this Agreement. Optionee acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the Shares and that Optionee should consult a tax adviser prior to such exercise or disposition.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in duplicate by its duly authorized representative and Optionee has executed this Agreement in duplicate as of the Date of Grant.

MACROMEDIA, INC.                              OPTIONEE


By: ____________________________________      __________________________________
      Betsey Nelson                           (Signature)
      Executive Vice President and
      Chief Financial Officer